Exhibit 10.3



                  EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

	EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of August 23, 1994, between ROTELLE, INC., a Pennsylvania corporation (the "Company"), and JOHN F. ROTELLE (the "Employee").

	WHEREAS, Richfood Holdings, Inc., a Virginia corporation ("Richfood"), expects that the Employee will make substantial contributions to the future growth and prospects of the Company, a newly-acquired subsidiary of Richfood; and

	WHEREAS, Richfood desires to cause the Company to obtain the continued services of the Employee; and

	WHEREAS, the Employee desires to continue to be employed by the Company and to remain in the employ of the Company during the term of this Agreement.

	NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

	1.		Definitions.  When used in this Agreement, the following
terms shall have the meanings specified:

		(a)		Cause.  "Cause", when referring to a termination
of employment, shall mean: (i) conviction by a court of competent jurisdiction for a felony; (ii) breach of any material obligation to the Company under any material agreement concerning any term of employment; or (iii) willful or gross neglect of duties to the Company or willful or gross misconduct in the performance of such duties. All determination as to whether termination is for Cause shall be made in good faith by the Board of Directors of the Company and shall be binding on the parties hereto.

		(b)		Change in Control.  A "Change in Control" of the
Company shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of Richfood representing more than 50% of the aggregate voting power of all classes of Richfood's then-outstanding voting securities; or (ii) the shareholders of Richfood approve (A) a plan of merger, consolidation or share exchange between Richfood and an entity other than a direct or indirect wholly-owned subsidiary of Richfood, or (B) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of Richfood's property; or (iii) the Company ceases to be a majority-owned subsidiary of Richfood and its affiliates.

		(c)		Disability.  "Disability" shall mean a
condition, determined on the basis of medical evidence satisfactory to a physician designated by the Board of Directors of the Company, rendering the Employee, due to bodily injury or disease or mental illness, unable to perform the duties pertaining to his employment with the Company on a full- time basis for 180 consecutive days.

		(d)		Reduction in Service.  A "Reduction in Service"
shall be deemed to have occurred if the job title, job description, responsibilities or duties assigned to the Employee are materially reduced from those assigned to him on the date hereof.

	2.		Term.  This Agreement shall continue in full force and
effect for four (4) years following the date first above written.

	3.		Employment as President of the Company.  The Company
agrees to employ the Employee throughout the term of this Agreement as its President, with a job description, responsibilities and duties commensurate with his position; provided, however, that the Company may terminate the Employee's employment hereunder at any time, subject to the provisions of Section 5 hereof (it being expressly understood that this Agreement is not intended to alter the at-will nature of the Company's employment of the Employee). In consideration of the Company's obligations under this Agreement, the Employee agrees that (i) he will not voluntarily leave the employ of the Company during the term of this Agreement, and (ii) he will devote his full business time and attention to service to the Company and its subsidiaries commensurate with his position as President throughout the term of this Agreement.

	4.		Compensation.	During the term of this Agreement and
unless the Employee's employment has been earlier terminated, the Company agrees to: (a) pay the Employee as compensation for his services an annual base salary in the amount of Two Hundred Fifty Thousand Dollars ($250,000) per year; (b) permit the Employee to participate in an annual incentive compensation plan that will provide Employee with the opportunity to earn a bonus of up to 40% of his base salary, based upon goals and objectives related to the performance of the Company in particular and Richfood generally; (c) permit the Employee to participate in such long-term incentive compensation programs as Richfood may make generally available to its executive employees from time to time; (d) provide for the benefit of the Employee vacation of six (6) weeks per year, and such pension and disability benefits as are, and such coverage under life, accident, medical and dental plans as is, generally provided from time to time to executive employees of Richfood's subsidiaries; and (e) provide the Employee with an automobile consistent with those provided by Richfood to its senior executive officers.

	5.		Severance.  In the event the Employee's employment is
terminated (a) by the Company during the term of this Agreement for any reason other than for Cause or upon the Employee's death or Disability, or (b) by the Company for any reason within one year after a Change in Control of the Company other than upon the Employee's death or Disability, or (c) by the Employee within one year after a Change in Control of the Company followed by a Reduction in Service, then in each such instance the Company shall pay to the Employee, in addition to any salary, annual incentive compensation or other incentive compensation awards theretofore earned by, or awarded to, the Employee that have not yet been paid to him, a severance benefit in the amount of Two Hundred Fifty Thousand Dollars ($250,000). Such severance benefit shall be paid to the Employee in a lump sum within sixty (60) days of the date of such termination. The amount of such severance benefit shall not be reduced by any compensation earned by the Employee as a result of employment by another employer after the date of termination or otherwise.

	6.		Confidentiality.  Except as specifically authorized by
the Company in writing, from the date hereof and continuing forever, the Employee agrees not to (i) disclose any trade secrets or confidential information to any individual or entity, or otherwise permit any person or entity to obtain or disclose any trade secrets or confidential information, or
(ii) use any trade secrets or confidential information for the Employee's own financial gain, whether individually or on behalf of another individual or entity. For purposes hereof, the phrase "trade secrets and confidential information" means any and all information relating to any part of the business of the Company or the business of any affiliate of the Company, provided to the Employee or to which the Employee has had access, which information is not a matter of public record or generally known to the public, including, without limitation: (i) financial information regarding the Company or any affiliate of the Company; (ii) personnel data, including compensation arrangements, relating to any employee of the Company or any affiliate of the Company; (iii) internal plans, practices and procedures of the Company or any affiliate of the Company;
(iv) the names, addresses and requirements of any customers of the Company or any affiliate of the Company; (v) any other information expressly deemed confidential by the officers or directors of the Company; and (vi) the terms and conditions of any supply agreements and other agreements, documents and instruments to which the Company or any of its affiliates are parties. The Employee acknowledges that he will have access to and will become familiar with or obtain trade secrets and confidential information in the course of his employment with the Company and that a violation of this Section 6 by the Employee may cause irreparable harm to the Company. Accordingly, the Employee hereby grants the Company the right to seek and be granted injunctive relief for any such violation, in addition to any other legal remedies that may be available to the Company.

	7.	  Non-competition Agreement.  In consideration of the Company's agreement to employ the Employee upon the terms and conditions set forth in this Agreement, the Employee covenants and agrees that during the term hereof, and for a period of three (3) years following the termination of the Employee's employment with the Company, the Employee shall not, directly or indirectly, engage in or accept employment with (as a consultant or otherwise), own a material interest in, or otherwise give assistance to, whether or not for compensation, any person, firm or corporation (other than an affiliate of a purchaser of, or successor to, the business of the Company) engaged in the ownership or management of a business of the type conducted by the Company within the geographical areas in which the Company competes on the date of such termination; provided, however, that the Employee may continue to own his existing interest in a frozen food and ice cream distribution company operating in the Commonwealth of Puerto Rico. This non-competition agreement is in addition to, not in substitution of, the non-competition agreement granted by the Employee to Richfood in connection with the sale of the Company. In the event that any provision of this Section 7 is determined to be invalid or overbroad by any court or other entity of competent jurisdiction, the provisions of this Section 7 shall be deemed to have been amended, and the parties hereto agree to execute all documents necessary to evidence such amendment, so as to eliminate or modify any such invalid or overbroad provision so as to carry out the intent of this Section 7 as far as possible and to render the terms of this
Section 7 enforceable in all respects as so modified. The Employee acknowledges that a violation of this Section 7 by the Employee may cause irreparable harm to the Company. Accordingly, the Employee hereby grants the Company the right to seek and be granted injunctive relief for any such violation, in addition to any other legal remedies that may be available to the Company.

	8.		Successors; Binding Agreement.  (a) The Company will
require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets that executes and delivers the agreement provided for in this Section 8 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

		(a)		This Agreement shall inure to the benefit of and
be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the Employee.

	9.		Notice.  For purposes of this Agreement, notice and all
other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:


      If to the Company:

                   Richfood Holdings, Inc.
                   P. O. Box 26967
                   Richmond, Virginia  23261
                   Attention:  Executive Vice President - Finance and
                                        Administration


                   with a copy to:

                   Gary E. Thompson, Esquire
                   Hunton & Williams
                   Riverfront Plaza - East Tower
                   951 E. Byrd Street
                   Richmond, VA 23219

	If to the Employee, to his address as reflected from time-to-time in the personnel records of the Company. Either party hereto may change its address for purposes of this Section by furnishing written notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

	10.		Miscellaneous.  No provision of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereof of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

	11.		Validity.  The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

	IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf, and the Employee has duly executed this Agreement, all as of the date first above written.

                                          ROTELLE, INC.



                                          By:     /s/ Donald D. Bennett
                                                  Donald D. Bennett
                                                   Chairman of the Board
                                                   of Directors


                                          EMPLOYEE:


                                          /s/ John F. Rotelle
                                          JOHN F. ROTELLE